Exhibit 99.1

FOR IMMEDIATE RELEASE

David Kaplan

Verticalnet, Inc.

Ph: 610-695-2310, davidkaplan@verticalnet.com

Verticalnet Acquires Tigris Corp. – Combining Industry Leading Technology and Supply Management Expertise

Combined Company Delivers Deeper Spend Analysis and Strategic Sourcing Capabilities;

Verticalnet Expects to Double Revenue in 2004 and Triple Customer Base;

Preliminary 4th Quarter Results and 2004 Guidance Announced

Malvern, PA and New York, NY February 2, 2004 – Verticalnet, Inc. (Nasdaq: VERT), a leading provider of Strategic Sourcing and Supply Management solutions today announced the acquisition of Tigris Corp., a privately-held strategic sourcing and supply chain consultancy based in New York City. The combined company, which will operate under the Verticalnet name, brings together Verticalnet’s #1 rated Spend Analysis and Supply Management software with Tigris’ extensive spend analysis and strategic sourcing expertise. Tigris founder and CEO, Brent Habig, will join the Verticalnet executive team. The combined company is expected to more than double Verticalnet’s revenue in 2004, as compared to 2003. The transaction is effective as of January 30, 2004.

Under the terms of the merger agreement, Verticalnet issued 1,870,450 shares of Verticalnet common stock plus $3.5 million in cash. In addition, Verticalnet assumed the Tigris stock option plan and issued options to acquire 751,741 shares of Verticalnet’s common stock. The transaction is expected to be immediately accretive to Verticalnet’s 2004 cash flows from operations. Recognition Group, a New York based merchant bank, acted as exclusive financial advisor to Tigris.

“This deal comes at a critical time in the evolution of the supply management market. Spend analysis, already a growing area of importance within supply management, is poised for growth, and Verticalnet is primed for the opportunity,” said Verticalnet president and CEO Nathanael V. Lentz. “Customers are demanding a flexible combination of software and services in spend analysis, strategic sourcing, and other supply management sectors. This is exactly what the combination of Verticalnet and Tigris expects to provide to the marketplace.”

Tigris is a specialized strategic sourcing and supply chain consultancy that helps companies harness the power of their data and information to make better business decisions. The company has a proven track record of delivering immediate and quantifiable performance improvement to customers. Tigris was recently recognized by Deloitte & Touche as the second-fastest growing technology company in New York, and was included in the “Inc. 500” list for 2002. Tigris has demonstrated particular competencies in the areas of enterprise-wide spend analysis as well as strategic sourcing engagements for large, complex spend categories including transportation and packaging.

“Tigris is a very well run company with a data-intensive, tools-based approach to solving supply management problems. They have developed an excellent reputation in the industry for their ability to deliver rapid value to their customers. When combined with our top-ranked software capabilities, we are positioned as a leading spend analysis provider and offer a broad set of Supply Management solutions for Global 2000 companies,” said Lentz.

Tim Minahan, Vice President of Supply Chain Research at Aberdeen Group, Inc. provided the following insight regarding the combination of Verticalnet and Tigris: “Spending analysis should be the first stage of any successful supply management initiative. Unfortunately, our research suggests that insufficient visibility and analysis of spending data is costing businesses $260 billion in missed savings opportunities annually. A successful spending analysis solution must combine category expertise for proper classification and strategy development with automation to speed classification and ensure repeatability. The combination of Verticalnet’s proven spend cleansing and classification technology and Tigris’ sourcing and category expertise should result in a very attractive spending analysis offering.”

“Global 2000 companies today are at different stages of their supply management evolution but the trend is clearly towards gaining insight into spending and implementing supply management processes at the enterprise level,” said Brent Habig, formerly CEO of Tigris and currently Verticalnet EVP of Sales and Consulting. “Our customers have been demanding additional technology solutions to support their supply management objectives and Verticalnet provides the perfect complement for us. As a combined company, we are in a great position to offer our customers leading software combined with the accumulated expertise built through the completion of hundreds of spend analysis and sourcing initiatives that help customers move beyond traditional purchasing to create world-class supply management results.”

Spend Analysis Segment Poised for Growth

A recent survey by the firm Capital Consulting & Management, Inc. (CCMI), found a compelling demand for spend analysis tools and processes. In the survey of over 400 purchasing and supply management professionals, a full two-thirds of respondents reported that they were actively pursuing initiatives to improve their spend analysis tools and capabilities. In addition, 90% of respondents indicated that they expected to be performing enterprise-wide spend analyses within three years. Today, 56% of responding companies are performing spend analysis at the site or division level only. “Exponential growth in spend analysis is likely over the next several years, according to plans and expectations outlined by respondents to the CCMI survey,” announced CCMI in summarizing the results of its survey.

“Industry research confirms what we are seeing every day in the marketplace. Spend analysis has become the critical lynchpin for sourcing professionals seeking to address strategic sourcing objectives at the corporate level,” said Habig. “Spend analysis is a perfect entry point for our broader software and services offering because repeatable Spend Analysis solutions drive both supply strategy and ongoing benefits tracking. Our broader set of offerings are focused on the realization and maintenance of savings opportunities identified through the spend analysis process.”

Strength in Spend Analysis and Advanced Sourcing

With the addition of Tigris, Verticalnet has broadened its capabilities across Spend Analysis, Advanced Sourcing, and Supply Execution.

•	Spend Analysis

–	The combined company has completed hundreds of spend analysis projects, and has announced spend analysis software sales with Cadbury-Schweppes, Illinois Tool Works, and two large pharmaceutical companies in the last three months. In total, the combined company has performed hundreds of spend analysis projects, with expected savings of 8%-12% over the first 12 months.

•	Advanced Sourcing

–	Verticalnet’s Advanced Sourcing capabilities include multi-tier sourcing, and complex category solutions requiring constraint-based optimization. Combined, Verticalnet and Tigris have completed over 300 category solutions engagements, and has provided organizations such as IKEA and Premier with complex, multi-tier sourcing software.

•	Supply Execution

–	Verticalnet can now offer supply chain management consulting services to complement its Supply Execution software capabilities in eProcurement, Contract Management, Contract Activation, and Supply Planning.

Integration Timeline

Verticalnet expects to rapidly move forward with business integration. The two companies have already begun to integrate sales, marketing, and administrative functions. Customer delivery organizations focused on consulting services and software implementation remain intact ensuring that current Verticalnet and Tigris customers will enjoy consistent support while benefiting from an enhanced set of choices going forward.

The combined company will continue with all existing client deliveries as planned, however a single platform is immediately available to new customers. Over the next several months, new versions of the Verticalnet software will be released that transform Tigris’ deep spend analysis and category sourcing knowledge into enhanced Verticalnet product offerings. Verticalnet will also continue to support consulting and technology offerings on both the Verticalnet and Tigris platforms until clients wish to upgrade to future versions.

“Through our intensive integration process, we will remain focused on the true sources of value creation – customers, people, and innovation. We will measure our success in terms of the speed of integration, customer continuity, employee retention, and the immediate ability to offer enhanced solutions to our customers and prospects,” said Lentz.

Verticalnet now has approximately 120 employees across five locations: Malvern, PA - Headquarters; New York, NY; Chicago, IL; Endicott, NY; and London, UK. The combined customer list includes many of the world’s largest and well known enterprises including Cadbury-Schweppes, Georgia-Pacific, IKEA, Illinois Tool Works, Lowe’s, MasterBrand Cabinets (an operating unit of Fortune Brands), Nabisco, Pharmacia, Premier, Procter & Gamble, Sears, Wyeth, and Unilever.

Nathanael V. Lentz will remain president and CEO of Verticalnet. Brent Habig, founder and CEO of Tigris, has become Verticalnet’s EVP of Sales and Consulting, with responsibility for the integrated sales process and consulting services. Gene S. Godick will remain EVP and Chief Financial Officer of the combined company.

Preliminary Fourth Quarter Results and Guidance

Verticalnet also announced preliminary results for the quarter and year ended December 31, 2003 and forward revenue guidance for the quarter ending March 31, 2004 and the year ending December 31, 2004. Verticalnet will announce complete financial results as of, and for the quarter and year ended December 31, 2003 on February 18, 2004, after the market closes.

Based on preliminary information, results are as follows (in thousands, except per share amounts):

	Quarter Ended December 31, 2003	Year Ended December 31, 2003
Revenues	$2,180	$9,633
Net loss	$(1,058)	$(11,015)
Loss per share	$(0.06)	$(0.70)
Weighted average shares outstanding	19,215	15,675

For the quarter ending March 31, 2004, Verticalnet expects revenues to be in the range of $3.8 to $4.2 million, which will include the results of operations of the acquired business from January 30, 2004. For the year ending December 31, 2004, Verticalnet expects revenues to be in the range of $21.0 to $24.0 million. The company’s forward-looking guidance may be impacted by various economic and other factors.

“Verticalnet’s revenues were in line with our previously provided guidance for the fourth quarter. We added two new customers in the quarter, however we will not begin recognizing revenue from these contracts until the first quarter of 2004,” said Gene S. Godick, Verticalnet EVP and CFO, “In addition to being a strategic acquisition, the Tigris transaction announced today improves our financial position, as it provides additional sources of revenue and is expected to be immediately accretive to cash flows from operations. Based on our recent financing activities, our expected internal growth, and the Tigris transaction, we believe that Verticalnet now has a better financial platform to support our growth in the Supply Management market space.”

“We are optimistic for the future of Verticalnet and believe that today’s announced acquisition will benefit our customers, employees, and shareholders,” commented Lentz. “The company has an improved financial footing, with market-leading technology, experienced services professionals, and a tremendous customer list. Independently, the two companies have demonstrated recent market momentum and together we look forward to capitalizing on our unique position in the spend analysis and supply management market space.”

About Verticalnet

Verticalnet (Nasdaq: VERT) provides Supply Management solutions to Global 2000 companies. We are a leader in Spend Analysis, providing our customers with solutions to achieve world-class procurement and strategic sourcing results. Through a tailored mix of software, services, and domain expertise, our customers harness the power of their data to achieve lower prices, improved contract compliance, better supplier service, and shorter sourcing cycles. As a result, our customers recognize significant and sustainable savings in materials costs, inventory levels, and administrative costs – resulting in improved profitability. For more information about Verticalnet, please visit www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about Verticalnet’s future operating results, including future cash flows and future revenue, growth of the supply management market, Verticalnet’s ability to integrate the businesses and ability to develop potential new releases or enhancements of Verticalnet software and solutions, as well as statements containing the words “will”, “expects”, “believes”, “intends” or their equivalent. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that Verticalnet will be able to realize growth in revenue, operating results or cash flow, successfully or timely integrate the two businesses or successfully release new versions or enhancements to its software or services. Verticalnet’s ability to achieve these results will depend on, among other things, market conditions. In addition, Verticalnet’s ability to realize growth in revenue, operating results or cash flow, successfully or timely integrate the two businesses or successfully release new versions or enhancements to its software or services are subject to risks, including, but not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on the Nasdaq SmallCap Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in Verticalnet’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and Quarterly Reports on Form 10-Q or 10-Q/A for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003, which have been filed with the SEC. The statements regarding fourth quarter results and forward-looking guidance are preliminary only. Verticalnet is making these statements as of February 2, 2004 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC